Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, November 9, 2018 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported third quarter 2018 results.  Highlights include(1):

Third quarter operating results:

•	Qurate Retail revenue grew 2% to $3.2 billion
•	Qurate Retail eCommerce revenue of $1.9 billion, comprising 59% of total revenue
•	Qurate Retail reported EPS of $0.16 and adjusted EPS(2) of $0.37
•	QVC US revenue up 3% as reported, up 1% on a comparative basis excluding impact of new accounting standards regarding credit card income
•	QVC International revenue up 1% as reported, up 2% in constant currency(3)
•	HSN revenue down 4% as reported, down 5% on a comparative basis excluding impact of new accounting standards regarding credit card income
•	zulily revenue up 18%
•	Cornerstone revenue down 7%
•	Total QVC mobile penetration was 67% of QVC.com orders, a 310 basis point increase
•	QVC US mobile penetration was 66% of QVC.com orders, a 300 basis point increase
•	Increased annual cost synergy estimates related to HSNi acquisition by $120 – 125 million by 2022

Corporate updates:

•	Marriott Vacations Worldwide completed acquisition of ILG on September 1st using combination of cash and VAC equity
•	Received approximately $475 million of total after-tax proceeds (including initial cash consideration and post-acquisition sale of VAC equity, a portion of which settled in the fourth quarter of 2018)
•	QVC issued $225 million senior notes due 2067; used proceeds to partially pay down revolver
•	From August 1, 2018 through October 31, 2018, repurchased 11.4 million QRTEA shares at an average price per share of $21.60 and total cost of $247 million

“Our solid third quarter results demonstrate continued execution of our strategy to engage our customers with compelling products across multiple shopping platforms,” said Mike George, Qurate Retail’s President and CEO. “We grew revenue and profitability at QVC US, improved HSN’s sales trend and customer engagement trends, and delivered another outstanding quarter at zulily. We’re taking steps to more fully leverage the power of our US video commerce platform and accelerate our digital initiatives by combining QVC US and HSN into a new business unit, QXH, a move that we believe will yield new revenue opportunities and improved customer service, as well as operating efficiencies and incremental cost synergies. Qurate Retail is focused on leveraging its unique video commerce model in a retail market that increasingly values engaging mobile and social shopping experiences.”

Corporate Updates

On March 9, 2018, Qurate Retail, Inc. (formerly Liberty Interactive Corporation ("Liberty Interactive")) and GCI Liberty, Inc. ("GCI Liberty") completed the series of transactions that effected the split-off of GCI Liberty. As a result, the former QVC Group common stock became an asset-backed stock. In addition, Liberty Interactive changed its name to Qurate Retail, Inc. effective April 9, 2018 and eliminated its tracking stock capital structure effective May 23, 2018.  In July 2018, the IRS completed its review and agreed with the nontaxable characterization of the transactions. Qurate Retail, Inc. includes QVC, Inc., HSN, Inc. (“HSNi”) (which includes the Cornerstone brands), and zulily, llc (collectively, “Qurate Retail Group”), which are wholly owned subsidiaries, as well as a minority interest in FTD and various green energy investments.

Discussion of Results

Unless otherwise noted, the discussion in this press release compares financial information for the three months ended September 30, 2018 to the same period in 2017. For purposes of presentation herein, the pro forma results of operations in this press release include historical HSN and Cornerstone results for comparison purposes. This is intended to supplement and enhance the information related to prior periods. The impacts of purchase accounting resulting from our acquisition of HSNi have not been reflected in these historical results.

Qurate Retail adopted the new U.S. accounting standard regarding revenue recognition (ASC 606) as of January 1, 2018. Accordingly, QVC, HSN and zulily recognize credit card income for their branded credit cards as part of net revenue rather than as an offset to selling, general and administrative (“SG&A”) expense. This change will positively impact Qurate Retail’s revenue for 2018. Qurate Retail is providing comparable results in addition to GAAP results where applicable and the narrative in this press release is presented excluding the impact of this accounting adjustment. The zulily-branded credit card was first implemented in the third quarter of 2017 and did not materially impact zulily’s reported revenue in either the third quarter of 2017 or the third quarter of 2018.

In addition, under new revenue recognition standards, Qurate Retail now recognizes revenue at the time of shipment as opposed to customer delivery.  This accounting change had a modestly positive impact on reported results for Qurate Retail in the third quarter, but this impact is expected to balance out over 2018. As such, comparable results presented in this press release are not adjusted for this change. HSNi previously recognized revenue at the time of shipment, so there is no impact to HSNi’s reported results.

Qurate Retail realized $11 million in cost synergies in the third quarter related to the HSNi acquisition that benefited operating income, of which approximately $9 million benefited adjusted OIBDA(2) and the remaining $2 million relate to equity compensation expense. On October 17, 2018, Qurate Retail announced a series of initiatives that will increase the total synergies expected from the HSNi acquisition to an estimated $320 - $345 million by 2022. Including these initiatives, Qurate Retail expects to realize approximately $37 - $44 million of total cost synergies in 2018. In the third quarter, Qurate Retail incurred $40 million of severance expense related to these strategic initiatives, of which $28 million was at QVC US and $12 million was at HSN, as well as $3 million of severance expense at Cornerstone related to the closing of the Improvements facility. This severance expense is excluded from adjusted OIBDA.

THIRD QUARTER 2018 FINANCIAL RESULTS

(amounts in millions)	3Q17	3Q18	% Change	% Change Constant Currency(a)
Revenue
QVC US(b)	$1,374	$1,418	3%
QVC International(c)	636	640	1%	2%
HSN(b)(d)	536	513	(4)%
zulily(b)	367	432	18%
Cornerstone(d)	246	230	(7)%
Intersegment eliminations	(2)	(2)	NM
Total Qurate Retail Revenue (pro forma)	$3,157	$3,231	2%
Former Liberty Ventures corporate and other(e)	6	-
Pre-acquisition HSNi results	(782)	-
Total Qurate Retail Revenue (as reported)	$2,381	$3,231

Operating Income
QVC US	$200	$224	12%
QVC International(c)	74	77	4%	3%
HSN(d)	31	4	NM
zulily	(44)	(38)	14%
Cornerstone(d)	2	(19)	NM
Unallocated corporate cost(f)	(12)	(11)	8%
Total Qurate Retail Operating Income (pro forma)	$251	$237	(6)%
Former Liberty Ventures corporate and other(e)	(10)	-
Pre-acquisition HSNi results	(33)	-
Total Qurate Retail Operating Income (as reported)	$208	$237

Adjusted OIBDA
QVC US	$316	$324	3%
QVC International(c)	99	93	(6)%	(7)%
HSN(d)	42	47	12%
zulily	12	18	50%
Cornerstone(d)	7	(7)	(200)%
Unallocated corporate cost(f)	(8)	(7)	13%
Total Qurate Retail Adjusted OIBDA (pro forma)	$468	$468	-%

Former Liberty Ventures corporate and other(e)	(6)	-
Pre-acquisition HSNi results	(49)	-
Total Qurate Retail Adjusted OIBDA (as reported)	$413	$468

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)

As a result of Qurate Retail’s adoption of new accounting standards around revenue recognition (ASC 606), QVC-, HSN- and zulily-branded credit card income is recognized as part of net revenue. Third quarter 2018 revenue includes the following amounts of credit card income:

•	QVC US: $26 million; revenue grew 1% in the third quarter of 2018 excluding the impact of this accounting change
•	HSN: $3 million; revenue declined 5% in the third quarter of 2018 excluding the impact of this accounting change
•	zulily-branded credit card income did not materially impact reported results.
c)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
d)	Pro forma results present HSN and Cornerstone historical results.
e)	2017 results include the results of the former Liberty Ventures Group consolidated in Qurate Retail’s results.
f)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

THIRD QUARTER 2018 NET INCOME AND ADJUSTED NET INCOME(2)

(amounts in millions)	3Q17	3Q18
Net Income(a)	$119	$72
Adjusted Net Income(b)	$185	$169

Basic weighted average shares outstanding ("WASO")	448	459
Potentially dilutive shares	4	2
Diluted WASO	452	461

GAAP EPS(a)	$0.26	$0.16
Adjusted EPS(b)	$0.41	$0.37

a)	Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QVC US

QVC US realized sales gains in accessories, beauty and electronics, which were partially offset by declines in home and jewelry. Operating income margin expansion primarily reflects lower amortization as a result of the roll-off of purchase accounting amortization from Qurate Retail’s acquisition of QVC, partially offset by $28 million in severance cost. Adjusted OIBDA margin(2) expansion, excluding the impacts of ASC 606, was primarily due to higher product margins, lower distribution commissions and personnel costs, which reflect reduced management bonus primarily due to a change in bonus accrual methodology.  QVC changed its bonus accrual methodology at the beginning of 2018, which was a headwind in the first half of 2018 and will be a tailwind in the second half of 2018, evening out for the full year. These factors were partially offset by higher order fulfillment, bad debt, outside services and marketing expenses.

As a result of Qurate Retail’s adoption of ASC 606, revenue for the three months ended September 30, 2018 includes an additional $26 million of revenue from its private label credit card program which was previously classified as an offset to SG&A expenses. Excluding the impact of this accounting adjustment, QVC US revenue grew 1% in the third quarter of 2018. This accounting change increased reported SG&A and had an approximately 120 bps positive impact on reported gross margins, an approximately 30 bps negative impact on reported operating income margins and an approximately 50 bps negative impact on reported adjusted OIBDA margins. Separately, these results are not adjusted to reflect the impact of ASC 606 as it relates to recognizing revenue at the time of shipment rather than delivery, which had a modest positive impact on reported revenue and adjusted OIBDA in the third quarter.

As noted last year, QVC US experienced a systems outage late in the second quarter of 2017, which resulted in an estimated 1% shift in net revenue to the third quarter of 2017. This outage negatively impacted revenue by approximately 1% in the third quarter of 2018 due to the comparability of results.

QVC International

In the third quarter, QVC International experienced year-over-year constant currency(3) sales growth primarily in electronics and beauty, with declines in apparel, jewelry and accessories.  Operating income margin improved primarily due to reduced amortization.  The contraction in adjusted OIBDA margin primarily reflects lower product margins due to mix shift, an increased level of inventory clearance activity primarily in Japan and Germany, and higher fixed costs and marketing expenses.

US Dollar denominated results were not materially impacted by exchange rate fluctuations. The Dollar strengthened 1% versus the Euro and was essentially flat versus the Japanese Yen and British Pound. The financial metrics presented in this press release also provide a comparison of the year-over-year percentage change in QVC International’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with US GAAP for the third quarter of 2018.

HSN

Although HSN’s results are only included in Qurate Retail’s results beginning January 1, 2018, we believe a discussion of HSN’s stand-alone results compared to the prior year period promotes a better understanding of the overall results of the business. HSN has reclassified certain costs to conform to Qurate Retail’s reporting for ease of comparability for the periods presented.

In the third quarter, HSN’s sales mix shifted to home, accessories and beauty from apparel, jewelry and electronics and resulted in an improved return rate.  Gross margins increased 30 bps, excluding the impact of ASC 606, primarily due to higher shipping and handling revenue, partially offset by lower product margins reflecting changes in product mix, inventory reserve charges and deleverage of fixed warehouse costs. The decline in operating income margin is primarily due to purchase accounting amortization and the $12 million in severance expense.  Adjusted OIBDA margins increased primarily due to the reclassification of expenses associated with certain TV distribution rights payments to amortization and the prior year impact of Hurricane Irma (described below),  as well as lower customer service and bad debt expense.

In the third quarter of 2017, HSN’s results were impacted by Hurricane Irma. At that time, HSN estimated that revenue was negatively impacted by approximately $13 million and adjusted OIBDA was negatively impacted by approximately $5 million.

As a result of Qurate Retail’s adoption of ASC 606, HSN has classified approximately $3 million of revenue from its private label credit card program in net revenue for the three months ended September 30, 2018. Excluding the impact of this accounting adjustment, HSN revenue declined 5% in the third quarter of 2018. The impact of this change on reported adjusted OIBDA margins was insignificant.

Beginning in the third quarter of 2018, HSN is operating under a renewed carriage agreement with a certain distribution partner. This agreement provided for improved channel placement and broadcast in high-definition.  Based on the terms of the renewed multi-year carriage agreement, HSN capitalized the upfront payment and is amortizing the amount over the life of the agreement, versus its previous convention of expensing the payment associated with the contract terms each quarter.  This change has a positive impact on HSN’s adjusted OIBDA with a corresponding increase in HSN’s amortization expense, but is cash neutral over the life of the agreement. HSN expects to continue to restructure its carriage agreements in this way as they are renewed. This benefit to reported adjusted OIBDA is separate from all cost-synergy estimates that Qurate Retail has announced.

zulily

Revenue increased in the third quarter due to strong customer acquisition.  Operating loss and adjusted OIBDA improved due to increased sales, higher product margins and the leverage of fixed costs and operating expenses. These gains were partially offset by higher fulfillment and marketing expense. The operating loss improvement was also partially offset by higher amortization of software.  The adoption of ASC 606 regarding changes to revenue recognition for zulily-branded credit card income did not materially impact zulily’s reported results in the third quarter. The impact of ASC 606 as it relates to recognizing revenue at the time of shipment rather than delivery had a positive impact on reported revenue and adjusted OIBDA in the third quarter.

Cornerstone

Revenue declined in the third quarter of 2018 primarily driven by weakness in Frontgate and Grandin Road, partially offset by growth at Garnet Hill and Ballard Designs. Operating income and adjusted OIBDA declines were primarily driven by lower sales, a $6 million inventory obsolescence provision for the announced closure of the Improvements operation located in Cleveland, Ohio and the timing of marketing expense recognition due to the adoption of a new accounting standard.  Operating income also included approximately $3 million in severance costs related to the closure of the Improvements facility. Consistent with Cornerstone’s strategy, catalog circulation declined to rebalance marketing investment towards the digital and retail channels.

THIRD QUARTER 2018 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q17	3Q18	% Change		% Change Constant Currency(a)
QVC – Total
Operating Income Margin (%)	13.6%	14.6%	100	bps
Adjusted OIBDA Margin (%)	20.6%	20.3%	(30)	bps
eCommerce Revenue(b)	$967	$1,045	8%		8%
eCommerce % of Total Revenue	48.1%	50.8%	270	bps
Mobile % of eCommerce Revenue(c)	64.3%	67.4%	310	bps
LTM Total Customers(d)	12.6	12.9	2%

QVC – US
Cost of Sales % of Revenue	64.4%	63.2%	(120)	bps
Operating Income Margin (%)	14.6%	15.8%	120	bps
Adjusted OIBDA Margin (%)	23.0%	22.8%	(20)	bps
Average Selling Price	$52.82	$53.26	1%
Units Sold			-%
Return Rate(e)	17.9%	18.2%	30	bps
eCommerce Revenue(b)	$744	$801	8%
eCommerce % of Total Revenue	54.1%	56.5%	240	bps
Mobile % of eCommerce Revenue(c)	62.9%	65.9%	300	bps
LTM Total Customers(d)	8.0	8.1	1%

QVC – International
Cost of Sales % of Revenue	62.6%	63.1%	50	bps
Operating Income Margin (%)	11.6%	12.0%	40	bps
Adjusted OIBDA Margin (%)	15.6%	14.5%	(110)	bps
Average Selling Price			3%		3%
Units Sold			(2)%
eCommerce Revenue(b)	$223	$244	9%		10%
eCommerce % of Total Revenue	35.1%	38.1%	300	bps
Mobile % of eCommerce Revenue(c)	68.7%	71.6%	290	bps
LTM Total Customers(d)	4.6	4.8	4%

HSN(f)
Cost of Sales % of Revenue	66.8%	66.1%	(70)	bps
Operating Income Margin (%)	5.8%	0.8%	NM
Adjusted OIBDA Margin (%)	7.8%	9.2%	140	bps
Average Selling Price	$52.18	$52.02	-%
Units Sold			(8)%
Return Rate(e)	14.8%	13.9%	(90)	bps
eCommerce Revenue(b)(g)	$247	$249	1%

eCommerce % of Total Revenue(g)	46.1%	48.5%	240	bps
Mobile % of eCommerce Revenue(c)	56.6%	58.8%	220	bps
LTM Total Customers(d)	4.8	4.5	(6)%

zulily
Cost of Sales % of Revenue	74.1%	73.8%	(30)	bps
Operating Income Margin (%)	(12.0)%	(8.8)%	320	bps
Adjusted OIBDA Margin (%)	3.3%	4.2%	90	bps
Mobile % of Total Orders	67.3%	72.4%	510	bps
LTM Total Customers(d)	5.3	6.6	25%

Cornerstone(f)
Operating Income Margin (%)	0.8%	(8.3)%	NM
Adjusted OIBDA Margin (%)	2.8%	(3.0)%	(580)	bps
eCommerce Revenue(b)	$172	$166	(3)%
eCommerce % of Total Revenue	69.9%	72.2%	230	bps

China JV(h)
Revenue	$40	$44	10%
Adjusted OIBDA	$1	$1	-%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Based on net revenue.
c)	Based on gross US Dollar orders.
d)	LTM: Last twelve months.
e)	Measured as returned sales over gross shipped sales.
f)	Prior year historical results are included for comparative purposes.
g)	HSN eCommerce Revenue and eCommerce % of Total Revenue were presented incorrectly in Qurate Retail’s Q2-18 earnings press release. Corrected figures are as follows:
a.	Q2-17: eCommerce Revenue of $247 million and eCommerce % of Total Revenue of 46.3%
b.	Q2-18: eCommerce Revenue of $222 million and eCommerce % of Total Revenue of 46.9%
h)	This joint venture is being accounted for as an equity investment.

Taxes

Qurate Retail estimates that its ongoing annual effective tax rate will be in the range of 19% - 22% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time tax items and is subject to adjustment. Qurate Retail’s 2018 effective tax rate is estimated to be significantly lower due to the impact of one-time items such as the GCI Liberty split-off, changes in state tax law and other tax matters.

Share Repurchases

From August 1, 2018 through October 31, 2018,  Qurate Retail repurchased approximately 11.4 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $21.60 for total cash consideration of $247 million. Since the creation of our existing common stock (including its predecessors,  the QVC Group and the Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $8.4 billion, representing approximately 55% of the shares outstanding in May 2006.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. The remaining repurchase authorization for Qurate Retail as of November  1, 2018 is approximately $620 million.

FOOTNOTES

1)

Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on  Qurate Retail’s earnings conference call which will begin at 11:00  a.m. (E.S.T.) on November 9, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

NOTES

The following financial information with respect to Qurate Retail’s equity affiliates and available for sale securities is intended to supplement Qurate Retail’s condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	6/30/2018	9/30/2018
ILG/VAC(a)	550	281
Other public holdings(b)	48	27
Total Public Holdings	$598	$308

a)

Represents fair value of investment in ILG as of June 30, 2018 and VAC as of September 30, 2018. ILG was acquired by Marriott Vacations Worldwide on September 1, 2018 for a combination of cash and VAC equity.  Qurate Retail sold its entire VAC equity position on September 26, 2018, a portion of which settled in the fourth quarter of 2018.

b)

Other public holdings includes fair value of the investment in FTD. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in Qurate Retail’s balance sheet at $31 million and $19 million at June 30, 2018 and September 30, 2018, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2018	9/30/2018
Cash (GAAP)	$657	$532

Indemnification Asset(a)	$85	$100

Debt:
QVC senior notes(b)	$3,550	$3,775
QVC bank credit facility	1,335	825
Other QVC debt	178	182
Total QVC, Inc. debt	$5,063	$4,782
HSNi bank credit facilities	480	390
Other HSNi debt	8	7
Total Qurate Retail Group Debt	$5,551	$5,179

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,523	1,517
Corporate Level Debentures	2,314	2,308
Total Qurate Retail, Inc. Debt	$7,865	$7,487
Unamortized discount, fair market value adjustment and deferred loan costs	(170)	(130)
Total Qurate Retail, Inc. Debt (GAAP)	$7,695	$7,357

QVC, Inc. leverage(d)	2.5x	2.4x
Qurate Retail Group leverage(e)	2.5x	2.3x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	As defined in QVC, Inc.’s credit agreement (includes zulily adjusted OIBDA).
e)	Includes QVC, Inc., zulily, llc and HSN, Inc.; based on debt and adjusted OIBDA as defined for covenant calculation purposes in their respective credit agreements.

Cash at Qurate Retail decreased $125 million in the third quarter as share repurchases and debt repayments more than offset cash from operations and proceeds from the acquisition of ILG by Marriott Vacations Worldwide.  Qurate Retail received cash consideration of $245 million in addition to VAC equity in connection with the closing of the acquisition. Qurate Retail subsequently sold its entire position of VAC shares for $313 million of total proceeds, of which $32 million was received in the third quarter and $281 million was received in the fourth quarter. Including both the cash consideration from the acquisition and the subsequent sale of VAC shares, Qurate Retail received after-tax proceeds of approximately $475 million.

Total debt at Qurate Retail decreased by $378 million due to repayments under QVC’s bank credit facility.  In September 2018, QVC completed a debt offering for $225 million principal amount of 6.375% Senior Notes due 2067 (the “2067 Notes”). The net proceeds were used to partially repay borrowing under QVC’s bank credit facility.  The 2067 Notes are traded on the New York Stock Exchange under the symbol QVCD.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures.    The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of September 30, 2018, a holder of the Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification asset has been classified as a long-term asset. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of September 30, 2018.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and CEO, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 11:00  a.m. (E.S.T.) on November 9,  2018.  The call can be accessed by dialing (800) 239-9838 or (323) 794-2551, passcode 8205223,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial prospects and performance, future impact of accounting changes, Qurate Retail’s estimated 2018 effective tax rate, market conditions, statements about the indemnification by GCI Liberty, the integration of HSNi, the expected benefits of the acquisition of HSNi (including synergies),  the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, certain purchase accounting adjustments, separately reported litigation settlements, transaction related costs (including restructuring, integration, and advisory fees) and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2017, December 31, 2017,  March 31, 2018, June 30, 2018 and September 30, 2018, respectively.

CONSOLIDATED OPERATING INCOME AND PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q17	4Q17	1Q18	2Q18	3Q18
Qurate Retail, Inc. Operating Income	$208	$368	$294	$358	$237
Depreciation and amortization	180	131	163	159	167
Stock compensation expense(a)	22	64	23	23	21
QVC/HSNi level transaction related costs	3	40	8	2	43
Corporate level transaction related costs	—	15	4	—	—
Qurate Retail, Inc. Adjusted OIBDA (as reported)	$413	$618	$492	$542	$468
Former Liberty Ventures Group adjusted OIBDA(b)	6	6	5	—	—
Pre-acquisition HSNi adjusted OIBDA(c)	49	91	—	—	—
Qurate Retail, Inc. Adjusted OIBDA (pro forma)	$468	$715	$497	$542	$468

a)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to impending US tax reform and $8 million of acquisition-related HSN stock-based compensation.
b)	1Q18 includes results of the Liberty Ventures Group through March 9, 2018, at which point certain assets and liabilities were split-off with GCI Liberty.
c)	Adjusted OIBDA of HSNi included prior to the acquisition for comparative purposes.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), zulily, HSN and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2017, December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q17	4Q17	1Q18	2Q18	3Q18

QVC
Total QVC operating income	$274	$496	$343	$370	$301
Depreciation and amortization	129	79	77	74	78
Stock compensation	9	8	9	11	10
Transaction related costs	3	6	4	—	28
Total QVC adjusted OIBDA	$415	$589	$433	$455	$417

QVC US Adjusted OIBDA	$316	$442	$326	$355	$324
QVC International adjusted OIBDA	99	147	107	100	93

HSN(a)
Operating income (loss)	$31	$(3)	$13	$20	$4
Depreciation and amortization	7	7	24	23	29
Stock compensation	3	11	2	1	2
Transaction related costs(b)	1	64	4	2	12
Adjusted OIBDA	$42	$79	$43	$46	$47

zulily
Operating income (loss)	$(44)	$(18)	$(28)	$(27)	$(38)
Depreciation and amortization	51	50	51	52	51
Stock compensation	5	6	4	4	5
Adjusted OIBDA	$12	$38	$27	$29	$18

Cornerstone(a)
Operating income (loss)	$2	$(11)	$(9)	$8	$(19)
Depreciation and amortization	4	4	11	10	8
Stock compensation	1	1	1	1	1
Transaction related costs(c)	—	18	—	—	3
Adjusted OIBDA	$7	$12	$3	$19	$(7)

a)	Information included for periods prior to the acquisition for comparative purposes.
b)

Q4-17 includes $30 million of severance and bonus cost at HSN that was consolidated in Qurate Retail’s reported results as well as other costs incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

c)

Q4-17 includes $5 million of severance cost at Cornerstone that was consolidated in Qurate Retail’s reported results as well as other costs at Cornerstone incurred prior to Qurate Retail’s acquisition and not included in Qurate Retail’s consolidated results.

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended September 30, 2017, December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	3Q17	4Q17	1Q18	2Q18	3Q18
Qurate Retail, Inc. Net income (GAAP)	$296	$1,463	$384	$187	$72
Former Liberty Ventures Group net income(a)	(177)	(576)	(242)	—	—
Net income attributable to Qurate Retail's common stock	119	887	142	187	72
Purchase accounting amort., net deferred tax benefit (b)	63	30	47	47	48
QVC/HSNi level transaction related costs, net of tax	3	25	6	2	33
Corporate level transaction related costs, net of tax	—	9	3	—	—
Gain on transactions, net	—	(409)	—	—	—
Acceleration of stock compensation expense, net of tax(c)	—	19	—	—	—
Impact of US tax reform	—	(295)	—	—	—
Mark-to-market adjustments(d)	—	—	37	(16)	16
Adjusted Net Income	$185	$266	$235	$220	$169

Diluted earnings per share (GAAP)					$0.16
Adjustments, net of tax					0.21
Adjusted earnings per share					$0.37

a)	Represents results of the Liberty Ventures Group through March 9, 2018 at which point certain assets and liabilities were split-off with GCI Liberty.
b)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSNi and zulily, net of book deferred tax benefit.
c)	4Q17 includes $21 million of accelerated corporate level stock-based compensation expense due to impending US tax reform and $8 million of acquisition-related HSN stock-based compensation, net of tax.
d)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2018	2017
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$532	903
Trade and other receivables, net	1,186	1,726
Inventory, net	1,727	1,411
Other current assets	198	125
Total current assets	3,643	4,165
Investments in equity securities	376	2,363
Investments in affiliates, accounted for using the equity method	178	309
Property and equipment, net	1,300	1,341
Intangible assets not subject to amortization	10,934	11,011
Intangible assets subject to amortization, net	1,102	1,248
Other assets, at cost, net of accumulated amortization	140	50
Assets of discontinued operations	—	3,635
Total assets	$17,673	24,122
Liabilities and Equity
Current liabilities:
Accounts payable	1,166	1,151
Accrued liabilities	955	1,125
Current portion of debt	1,472	996
Other current liabilities	175	169
Total current liabilities	3,768	3,441
Long-term debt	5,885	7,553
Deferred income tax liabilities	2,008	2,500
Other liabilities	255	242
Liabilities of discontinued operations	—	303
Total liabilities	11,916	14,039
Equity/Attributed net assets (liabilities)	5,636	9,984
Non-controlling interests in equity of subsidiaries	121	99
Total liabilities and equity	$17,673	24,122

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2018	2017
Revenue:
Total revenue, net	$3,231	2,381

Operating costs and expenses:
Cost of retail sales	2,109	1,554
Operating	241	160
Selling, general and administrative, including stock-based compensation	477	279
Depreciation and amortization	167	180
	2,994	2,173
Operating income (loss)	237	208

Other income (expense):
Interest expense	(94)	(88)
Share of earnings (losses) of affiliates, net	(29)	(86)
Realized and unrealized gains (losses) on financial instruments, net	(27)	4
Other, net	1	7
	(149)	(163)
Earnings (loss) from continuing operations before income taxes	88	45
Income tax benefit (expense)	(6)	33
Earnings (loss) from continuing operations	82	78
Earnings (loss) from discontinued operations, net of taxes	—	230
Net earnings (loss)	82	308
Less net earnings (loss) attributable to noncontrolling interests	10	12
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$72	296

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2018	2017
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$677	1,011
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(141)	(571)
Depreciation and amortization	489	594
Stock-based compensation	67	59
Share of (earnings) losses of affiliates, net	89	122
Cash receipts from return on equity investments	—	21
Realized and unrealized gains (losses) on financial instruments, net	(92)	(280)
Deferred income tax (benefit) expense	(84)	21
Other, net	29	8
Changes in operating assets and liabilities
Current and other assets	444	162
Payables and other current liabilities	(482)	(67)
Net cash provided (used) by operating activities	996	1,080

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	281	—
Investments in and loans to cost and equity investees	(73)	(140)
Capital expended for property and equipment	(172)	(126)
Other investing activities, net	(120)	(36)
Net cash provided (used) by investing activities	(84)	(302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,142	1,689
Repayments of debt	(3,415)	(1,917)
GCI Liberty Split-Off	(475)	—
Repurchases of Qurate Retail common stock	(623)	(452)
Withholding taxes on net settlements of stock-based compensation	(24)	(14)
Indemnification payment from GCI Liberty, Inc.	133	—
Other financing activities, net	(21)	(26)
Net cash provided (used) by financing activities	(1,283)	(720)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(2)	13
Net increase (decrease) in cash, cash equivalents and restricted cash	(373)	71
Cash, cash equivalents and restricted cash at beginning of period	912	836
Cash, cash equivalents and restricted cash at end period	$539	907